SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
               under Section 12(g) of the Securities Exchange Act
          of 1934 or Suspension of Duty to File Reports Under Sections
              13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 34-1-10952

                          Duty Free International, Inc.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               63 Copps Hill Road
                          Ridgefield, Connecticut 06877
               --------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                     Common Stock, $.01 par value per share
                             7% Senior Notes due 2004
              ----------------------------------------------------
            (Title of each class of securities covered by this Form)


                                       None
                      ------------------------------------
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                  15(d) remains)


 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(i) [ ]
           Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii) [ ]       Rule 15d-6 [ ]
           Rule 12h-3(b)(1)(i)  [X]


          Approximate number of holders of record as of the certification or notice date: 114 holders of Common Stock, 18 holders of 7% Senior Notes due 2004.

          Pursuant to the requirements of the Securities Exchange Act of 1934, Duty Free International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE: August 21, 1997               BY:  /s/ Lawrence Caputo
                                        ------------------------------
                                        Name:  Lawrence Caputo
                                        Title: General Counsel